Filed Pursuant To Rule 433 Registration No. 333-209926 March 29, 2016

SPDR® ETF Trading Report

February 2016

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/12/2016
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.01	0.01	146,031,463	28,251,103,089	156,695,873	7,343	10,002	1,393,187	1,951,290	254	0.90	283,486,361
MDY	SPDR S&P MidCap 400® ETF	0.05	0.02	0.05	1,879,441	453,494,411	2,488,290	1,062	1,451	249,283	350,315	119	1.00	4,994,836
SLY	SPDR S&P 600 Small Cap ETF	0.25	0.27	0.24	16,739	1,608,756	25,985	3,148	2,947	285,807	279,376	122	0.90	6,787
DIA	SPDR Dow Jones Industrial Average ETF	0.01	0.01	0.01	7,749,425	1,262,022,458	8,679,462	2,445	2,412	395,650	400,681	181	0.90	7,716,401
THRK	SPDR Russell 3000 ETF	0.98	0.70	0.51	2,220	351,329	4,361	2,136	2,537	297,758	371,569	87	1.00	8,687
TWOK	SPDR Russell 2000 ETF	0.17	0.30	0.18	9,181	590,220	21,051	4,472	4,532	262,328	291,634	178	1.10	6,997
ONEK	SPDR Russell 1000 ETF	0.23	0.26	0.22	3,143	311,045	3,101	3,646	3,496	321,286	320,723	119	1.20	2,202
RSCO	SPDR Russell Small Cap Completeness ETF	0.39	0.57	0.38	2,376	178,526	2,839	2,909	3,380	197,783	246,233	59	1.50	1,811
SPYX	SPDR S&P 500 Fossil Fuel Free ETF	0.07	0.14	0.08	11,171	551,067	26,510	2,819	2,372	129,392	116,038	343	0.90	62,430
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.18	0.20	0.17	69,614	6,513,771	47,243	1,147	1,488	104,423	140,482	116	1.00	4,952
SPYV	SPDR S&P 500 Value ETF	0.11	0.13	0.10	8,738	842,903	14,288	1,687	1,630	151,290	149,927	96	0.90	4,854
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.33	0.31	0.31	15,468	1,718,732	24,621	3,455	3,139	371,171	354,487	97	1.10	11,865
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.26	0.36	0.26	12,130	906,765	17,199	6,180	5,789	438,347	425,955	111	1.00	951
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.47	0.30	0.44	24,251	3,967,407	28,719	2,722	2,408	425,258	400,836	75	1.00	26,946
SLYV	SPDR S&P 600 Small Cap Value ETF	0.26	0.31	0.24	30,358	2,688,782	37,876	2,829	2,956	243,294	266,070	93	0.90	17,769
US Sector														
XLY	Consumer Discretionary Select Sector SPDR ETF	0.01	0.01	0.01	9,893,943	733,759,096	9,715,444	3,427	4,179	245,305	311,127	170	1.00	27,259,281
XLP	Consumer Staples Select Sector SPDR ETF	0.01	0.02	0.01	16,558,874	873,500,235	14,231,428	29,537	31,509	1,485,120	1,571,354	407	0.60	36,700,392
XLE	Energy Select Sector SPDR ETF	0.01	0.02	0.01	29,203,075	1,685,878,195	28,748,025	6,082	6,074	340,349	349,802	184	1.60	47,109,692
XLF	Financial Select Sector SPDR ETF	0.01	0.05	0.01	80,352,248	1,714,254,016	64,037,469	660,806	730,283	13,731,549	16,029,712	1,531	1.30	127,028,450
XLV	Health Care Select Sector SPDR ETF	0.01	0.02	0.01	14,195,398	974,398,505	14,001,709	5,239	5,622	341,792	381,959	206	1.00	54,165,162
XLI	Industrial Select Sector SPDR ETF	0.01	0.02	0.01	15,166,469	779,741,067	14,847,745	15,324	19,516	771,870	995,511	267	1.10	31,702,714

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS.
SPDR

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/12/2016
US Sector (cont'd)														
XLB	Materials Select Sector SPDR ETF	0.01	0.02	0.01	9,364,375	402,744,542	8,615,647	11,221	13,212	450,411	541,956	238	1.60	19,229,516
XLK	Technology Select Sector SPDR ETF	0.01	0.02	0.01	14,679,150	601,889,793	14,678,991	55,013	58,445	2,200,520	2,404,427	322	1.00	19,470,634
XLU	Utilities Select Sector SPDR ETF	0.01	0.02	0.01	21,666,839	1,028,919,266	15,940,863	18,394	19,224	851,274	855,660	289	0.70	48,042,011
XLFS	Financial Services Select Sector SPDR Fund	0.06	0.23	0.05	5,856	169,771	8,422	7,919	9,481	209,616	279,595	147	1.50	7,077
XLRE	Real Estate Select Sector SPDR Fund	0.15	0.51	0.16	1,219	44,740	2,350	8,168	8,477	234,993	257,277	64	1.50	9,269
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.04	0.01	4,638,066	131,955,775	3,665,324	11,046	10,122	311,055	305,280	223	1.80	7,292,510
KCE	SPDR S&P Capital Markets ETF	0.04	0.13	0.03	13,877	514,256	34,017	1,423	1,443	49,335	57,922	177	1.80	64,232
KIE	SPDR S&P Insurance ETF	0.04	0.06	0.04	121,775	7,957,970	156,297	2,816	2,651	180,083	176,928	146	0.80	1,583,678
KRE	SPDR S&P Regional Banking ETF	0.01	0.03	0.01	8,569,563	303,604,123	7,640,624	6,195	5,793	216,577	218,454	173	1.80	39,098,361
XBI	SPDR S&P Biotech ETF	0.06	0.12	0.06	7,236,429	357,076,678	6,412,291	1,149	952	55,738	53,074	156	2.30	39,567,107
XHB	SPDR S&P Homebuilders ETF	0.01	0.04	0.01	3,804,244	114,530,042	4,079,661	8,498	8,517	251,966	268,030	193	1.30	10,465,994
XME	SPDR S&P Metals & Mining ETF	0.01	0.07	0.01	3,543,747	55,813,151	2,657,810	11,009	10,590	167,447	154,932	209	2.40	8,388,901
XES	SPDR S&P Oil & Gas Equip & Services ETF	0.02	0.14	0.02	346,671	5,073,340	410,937	11,830	15,460	170,115	248,906	221	3.10	246,274
XITK	SPDR FactSet Innovative Technology ETF	0.07	0.15	0.07	458	23,616	498	537	538	25,379	25,808	87	2.70	3,815
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.04	0.01	22,609,281	577,912,310	20,148,476	7,565	6,291	189,352	171,807	232	2.80	32,360,457
XPH	SPDR S&P Pharmaceuticals ETF	0.06	0.14	0.06	172,526	7,409,754	173,405	5,421	4,314	225,785	200,601	142	1.50	2,786,837
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	4,623,753	190,243,465	4,361,885	4,550	4,124	185,504	172,301	145	1.10	25,104,171
XSD	SPDR S&P Semiconductors ETF	0.04	0.11	0.04	155,924	6,232,617	165,106	4,196	4,755	165,322	195,478	211	1.60	886,277
XHE	SPDR S&P Health Care Equipment ETF	0.16	0.41	0.16	13,459	549,059	8,713	2,528	2,292	97,404	93,170	224	1.40	3,141
XTL	SPDR S&P Telecom ETF	0.13	0.26	0.13	9,660	517,719	6,718	6,343	5,175	314,232	266,927	175	1.60	2,523
XAR	SPDR S&P Aerospace & Defense ETF	0.08	0.18	0.09	18,328	899,957	19,593	691	916	32,871	45,937	146	1.20	8,580
XHS	SPDR S&P Health Care Services ETF	0.10	0.19	0.09	25,869	1,390,826	27,714	1,244	1,103	62,822	59,573	153	1.40	16,669
XSW	SPDR S&P Software & Services ETF	0.10	0.24	0.11	8,728	399,528	6,171	2,554	2,650	107,958	120,443	246	1.60	6,515
XTN	SPDR S&P Transportation ETF	0.06	0.15	0.05	52,833	2,221,200	82,328	1,235	2,359	50,141	98,064	212	1.40	456,373
MTK	SPDR Morgan Stanley Technology ETF	0.11	0.23	0.10	18,604	902,509	21,434	5,992	5,508	278,388	279,035	136	1.40	4,834

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo . trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/12/2016
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.05	0.04	389,454	34,175,596	375,947	2,914	3,780	249,118	332,489	135	1.00	285,289
RWO	SPDR Dow Jones Global Real Estate ETF	0.06	0.14	0.06	308,943	14,058,018	303,678	696	955	30,805	43,061	138	1.10	169,102
RWX	SPDR Dow Jones Intl. Real Estate ETF	0.03	0.08	0.03	656,615	26,315,118	849,376	2,703	2,198	101,660	83,084	211	1.00	1,464,553
Global Equities														
DGT	SPDR Global Dow ETF	0.35	0.60	0.38	3,473	219,819	4,108	702	697	40,555	43,319	110	1.20	2,336
GII	SPDR S&P Global Infrastructure ETF	0.30	0.73	0.33	6,121	261,070	14,163	1,387	1,519	56,687	62,051	111	1.10	1,234
GNR	SPDR S&P Global Natural Resources ETF	0.10	0.32	0.08	114,479	3,556,330	156,766	1,469	1,795	44,922	56,112	205	1.60	360,223
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.08	0.03	274,898	7,849,401	335,447	4,804	2,865	135,425	84,145	243	1.10	15,146
ACIM	SPDR MSCI ACWI IMI ETF	1.03	1.83	1.19	3,605	221,354	4,205	420	411	23,701	24,241	96	1.50	3,699
GWL	SPDR S&P World ex-US ETF	0.03	0.15	0.04	164,632	3,882,099	201,892	3,885	3,419	90,249	83,560	280	1.00	14,205
MDD	SPDR S&P International Mid Cap ETF	0.59	2.17	0.55	7,460	217,686	13,129	592	561	15,943	15,674	103	1.20	7,044
GWX	SPDR S&P International Small Cap ETF	0.07	0.26	0.07	116,504	3,132,220	151,951	1,343	1,020	34,703	27,489	217	0.80	30,853
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.07	0.10	0.06	715	60,058	893	1,003	1,075	64,804	72,530	125	1.50	3,713
International Developed Equities — Region/Country														
JSC	SPDR Russell/Nomura Small Cap™ Japan ETF	0.28	0.56	0.32	2,854	167,768	5,145	765	943	37,623	47,159	201	1.00	510
JPP	SPDR Russell/Nomura PRIME™ Japan ETF	0.27	0.64	0.25	3,561	160,717	4,499	673	848	27,802	37,100	131	1.20	5,618
FEZ	SPDR DJ Euro STOXX 50 ETF	0.01	0.03	0.01	4,044,443	127,831,250	3,720,349	34,964	32,017	1,074,444	1,034,789	355	1.30	823,894
FEU	SPDR DJ STOXX 50 ETF	0.07	0.23	0.07	43,430	1,312,816	48,064	1,426	1,677	40,983	50,712	219	1.10	18,932
SMEZ	SPDR EURO STOXX Small Cap ETF	0.22	0.50	0.23	13,831	625,373	14,417	442	361	19,209	16,577	186	1.20	1,515
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.07	0.23	0.09	4,941	221,178	6,826	447	462	13,616	15,306	464	2.10	1,368
HREX	SPDR MSCI International Real Estate Currency Hedged ETF	0.14	0.37	0.13	171	6,407	118	300	285	11,358	11,091	92	0.00	—
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.11	0.30	0.12	277	8,900	234	128	126	4,696	4,574	74	1.30	65
Emerging Market Equities														
EMBB	SPDR MSCI EM Beyond BRIC ETF	0.90	2.05	0.87	722	41,447	357	414	448	18,440	19,967	23	1.60	3,509
EMFT	SPDR MSCI EM 50 ETF	0.64	1.84	0.73	71	2,829	226	2,041	2,089	70,884	76,645	7	2.40	144
GMM	SPDR S&P Emerging Markets ETF	0.17	0.36	0.16	27,203	1,335,651	48,962	729	781	34,985	39,480	184	1.20	8,199

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/12/2016
Emerging Market Equities (cont'd)														
GML	SPDR S&P Emerging Latin America ETF	0.20	0.60	0.30	4,958	182,970	5,955	525	507	17,966	17,730	102	1.80	6,749
GAF	SPDR S&P Emerging Middle East & Africa ETF	0.69	1.47	0.72	4,115	207,950	8,547	365	386	17,272	18,146	113	1.80	380
GUR	SPDR S&P Emerging Europe ETF	0.22	1.04	0.21	12,931	307,899	14,049	425	564	9,167	12,391	214	1.50	8,338
GMF	SPDR S&P Emerging Asia Pacific ETF	0.18	0.27	0.16	45,363	3,097,176	45,828	1,104	1,093	72,776	75,789	138	1.00	50,354
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.11	0.32	0.08	92,812	3,357,457	100,371	936	1,026	32,966	37,162	149	1.10	92,330
BIK	SPDR S&P BRIC 40 ETF	0.04	0.27	0.04	9,720	180,586	18,044	857	752	13,858	13,183	143	1.60	3,833
GXC	SPDR S&P China ETF	0.10	0.16	0.09	93,869	6,077,842	132,438	829	762	51,522	50,909	150	1.40	10,889
RBL	SPDR S&P Russia ETF	0.07	0.51	0.06	16,282	232,786	13,957	1,296	1,232	16,822	16,127	716	2.40	8,318
XINA	SPDR MSCI China A Shares IMI ETF	0.10	0.50	0.10	406	9,207	656	291	313	5,640	7,161	149	5.20	48
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.23	0.68	0.30	1,594	63,423	3,617	557	632	18,559	22,019	73	1.20	10,062
IPS	SPDR S&P International Consumer Staples Sector ETF	0.21	0.52	0.23	2,427	115,958	4,161	1,017	844	41,148	33,937	77	0.80	886
IPW	SPDR S&P International Energy Sector ETF	0.07	0.51	0.07	19,033	292,681	20,319	941	1,150	13,607	16,756	285	2.00	16,613
IPF	SPDR S&P International Financial Sector ETF	0.47	2.87	0.52	3,691	62,076	6,677	1,854	1,114	30,350	19,729	201	2.00	14,007
IRY	SPDR S&P International Health Care Sector ETF	0.15	0.34	0.17	11,052	518,692	8,478	682	716	30,813	33,681	140	0.90	557
IPN	SPDR S&P International Industrial Sector ETF	0.09	0.35	0.09	5,266	154,220	8,350	1,117	1,397	28,986	36,895	140	1.00	6,326
IRV	SPDR S&P International Materials Sector ETF	0.06	0.41	0.08	377	8,298	1,437	1,744	2,472	27,363	38,662	19	2.30	1,526
IPK	SPDR S&P International Technology Sector ETF	0.17	0.62	0.34	648	26,012	1,854	1,146	886	31,905	26,500	89	1.50	772
IST	SPDR S&P International Telecommunications Sector ETF	0.10	0.42	0.11	7,211	181,524	5,956	553	587	12,996	14,070	124	1.10	191
IPU	SPDR S&P International Utilities Sector ETF	0.07	0.43	0.07	16,608	268,465	7,784	955	958	14,745	14,887	333	1.00	5,618
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.04	0.16	0.04	68,482	1,655,213	108,508	1,252	1,243	29,071	28,713	220	1.40	19,134
DWX	SPDR International Dividend ETF	0.04	0.13	0.04	145,456	4,694,010	211,799	1,006	1,440	31,458	46,426	186	1.40	226,376
SDY	SPDR S&P Dividend ETF	0.03	0.04	0.03	731,020	54,674,538	1,203,601	5,224	5,418	380,725	393,889	210	0.80	277,631
WDIV	SPDR S&P Global Dividend ETF	0.10	0.19	0.10	9,970	595,274	16,601	541	563	29,717	31,083	206	1.10	3,958
SPYD	SPDR S&P 500 High Dividend ETF	0.09	0.31	0.07	11,266	359,123	12,772	10,866	11,608	316,418	334,543	237	1.10	3,742

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

State Street Global Advisors 4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/12/2016
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia Quality Mix ETF	0.04	0.09	0.04	1,262	63,339	1,447	1,000	1,002	41,870	42,795	122	1.20	796
QCAN	SPDR MSCI Canada Quality Mix ETF	0.06	0.13	0.06	5,855	345,322	4,886	911	952	39,255	40,955	206	1.50	7,014
QDEU	SPDR MSCI Germany Quality Mix ETF	0.06	0.13	0.07	647	37,858	2,208	936	991	43,561	50,472	93	1.30	435
QJPN	SPDR MSCI Japan Quality Mix ETF	0.28	0.49	0.24	470	41,577	2,601	548	585	31,614	35,673	97	2.00	1,971
QESP	SPDR MSCI Spain Quality Mix ETF	0.04	0.10	0.04	60	938	210	1,000	1,000	37,530	42,800	22	2.60	370
QGBR	SPDR MSCI United Kingdom Quality Mix ETF	0.08	0.17	0.08	81	5,433	109	1,001	1,003	45,495	48,375	7	3.60	869
QEFA	SPDR MSCI EAFE Quality Mix ETF	0.53	1.04	0.57	533	37,368	1,782	1,754	1,264	89,173	67,940	91	1.00	1,291
QMEX	SPDR MSCI Mexico Quality Mix ETF	0.08	0.36	0.06	266	6,490	605	692	738	14,615	16,000	53	2.20	34,399
QKOR	SPDR MSCI Korea Quality Mix ETF	0.09	0.39	0.10	473	12,908	332	697	795	16,059	19,167	118	1.40	22,347
QTWN	SPDR MSCI Taiwan Quality Mix ETF	0.33	0.71	0.23	39	811	107	705	727	32,663	34,976	18	2.50	1,037
QWLD	SPDR MSCI World Quality Mix ETF	0.56	0.99	0.60	325	24,762	346	480	502	27,403	29,121	55	1.10	102
QEMM	SPDR MSCI Emerging Markets Quality Mix ETF	0.34	0.78	0.38	10,293	512,739	25,765	1,189	1,178	52,958	52,810	218	1.10	62,770
QUS	SPDR MSCI USA Quality Mix ETF	0.54	0.85	0.18	1,297	33,191	908	1,099	1,212	61,951	70,890	192	1.80	868
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.08	0.18	0.07	5,715	248,214	2,857	5,032	4,120	206,362	177,284	199	1.50	8,285
VLU	SPDR S&P 1500 Value Tilt ETF	0.52	0.72	0.51	412	38,628	398	5,429	5,168	392,191	374,680	30	1.10	5,628
MMTM	SPDR S&P 1500 Momentum Tilt ETF	1.03	1.22	0.83	1,307	125,492	1,273	1,860	1,997	153,041	169,326	135	1.80	500
LGLV	SPDR Russell 1000 Low Volatility ETF	0.35	0.48	0.34	7,708	575,806	4,117	2,387	2,038	172,198	147,062	162	1.20	887
SMLV	SPDR Russell 2000 Low Volatility ETF	0.27	0.39	0.28	5,596	429,341	5,151	2,631	2,759	184,617	197,793	226	0.70	10,340
ONEY	SPDR Russell 1000 Yield Focus ETF	0.10	0.18	0.08	2,101	128,170	98,070	4,202	2,317	232,791	138,603	81	1.20	562
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.23	0.42	0.09	928	57,082	97,589	3,956	2,291	215,404	137,162	55	1.20	60
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.11	0.19	0.08	858	59,177	97,972	2,323	1,709	133,154	102,796	88	0.90	3,420
Advanced Beta — Fixed Income														
CBND	SPDR Barclays Issuer Scored Corporate Bond ETF	0.11	0.37	0.12	5,294	194,111	6,070	1,099	897	34,157	27,942	128	0.30	4,936
Fixed Income — US Government														
BIL	SPDR Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	1,735,667	80,308,705	1,980,353	3,126,485	3,284,736	142,817,835	150,046,740	3,679	0.00	672,207
ITE	SPDR Barclays Intermediate Term Treasury ETF	0.03	0.05	0.03	410,157	25,118,303	294,313	25,222	31,861	1,539,551	1,928,546	326	0.10	88,367
TLO	SPDR Barclays Long Term Treasury ETF	0.09	0.12	0.08	219,850	16,807,588	146,316	12,129	11,253	917,438	825,070	254	0.70	268,215
IPE	SPDR Barclays TIPS ETF	0.05	0.08	0.05	36,466	2,099,257	39,662	9,880	11,865	550,020	654,592	204	0.20	61,136

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Consolidated Consolidated Avg. Avg. Avg. Quote Short

Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest

Spread Spread vs. 3 mo. Volume Avg. Daily(shares) vs. Quote Size(Shares) vs. Quote vs. 3 mo. Trade Volatility as of

Ticker ETF Name($)(%) trailing(shares) Volume ($) 3 mo. trailing(shares) 3 mo. trailing Size ($) trailing Size(%) 02/12/2016

Fixed Income — US Government (cont’d)

SST SPDR Barclays Short Term Treasury ETF 0.05 0.15 0.06 24,228 774,123 26,283 2,017 2,188 61,418 66,165 233 0.10 14,263

SIPE SPDR Barclays 0–5 Year TIPS ETF 0.14 0.72 0.14 622 16,923 926 2,754 3,092 53,373 59,768 64 0.30 904

TIPX SPDR Barclays 1–10 Year TIPS ETF 0.04 0.19 0.04 11,881 240,949 7,033 4,444 3,982 85,414 76,176 569 0.20 27,809

Fixed Income — US Investment Grade Corporates

SCPB SPDR Barclays Short Term Corporate Bond ETF 0.01 0.03 0.01 796,091 24,731,907 1,031,935 13,434 15,270 408,259 464,361 299 0.10 149,011

ITR SPDR Barclays Term Corporate Bond ETF 0.03 0.09 0.03 365,217 12,467,315 240,284 4,601 3,327 154,686 111,854 257 0.10 101,792

LWC SPDR Barclays Long Term Corporate Bond ETF 0.18 0.47 0.16 76,309 2,898,889 51,531 2,674 2,830 100,222 106,493 244 0.40 15,276

FLRN SPDR Barclays Investment Grade Floating Rate ETF 0.05 0.16 0.04 24,803 794,747 35,851 1,108 3,380 33,628 102,786 131 0.10 10,153

Fixed Income — High Yield

JNK SPDR Barclays High Yield Bond ETF 0.01 0.03 0.01 13,443,461 441,461,479 15,139,381 45,528 44,698 1,476,018 1,487,549 596 0.60 18,827,887

SJNK SPDR Barclays Short Term High Yield Bond ETF 0.01 0.05 0.01 1,744,970 43,431,853 2,120,106 9,235 9,519 227,643 240,926 376 0.50 1,324,567

IJNK SPDR Barclays International High Yield Bond ETF 0.12 0.59 0.21 7,927 179,378 6,641 1,176 1,194 24,320 25,361 277 0.40 832

CJNK SPDR BofA Merrill Lynch Crossover Corporate 0.36 1.51 0.26 4,718 128,892 7,925 1,301 2,394 31,133 58,270 167 0.60 588

Bond ETF

Fixed Income — US Mortgage

MBG SPDR Barclays Mortgage Bond ETF 0.07 0.25 0.08 32,049 904,565 23,765 4,721 2,642 128,034 71,334 182 0.20 8,708

Fixed Income — US Aggregate

BNDS SPDR Barclays Aggregate Bond ETF 0.04 0.08 0.04 85,770 5,079,735 97,667 1,198 995 69,352 57,213 244 0.20 40,304

Fixed Income — Hybrids

CWB SPDR Barclays Convertible Securities ETF 0.02 0.05 0.02 835,154 34,739,983 1,120,498 1,284 3,077 51,540 130,803 182 0.70 1,199,563

PSK SPDR Wells Fargo Preferred Stock ETF 0.08 0.19 0.08 188,169 8,381,677 152,833 1,760 1,229 77,422 54,445 161 0.60 30,368

Fixed Income — Municipal

SHM SPDR Nuveen Barclays Short Term Municipal 0.01 0.05 0.01 608,010 15,183,300 768,331 14,594 18,591 358,137 453,806 413 0.10 750,926

Bond ETF

TFI SPDR Nuveen Barclays Municipal Bond ETF 0.01 0.05 0.01 690,382 17,269,792 568,111 3,491 4,438 86,332 109,042 228 0.10 237,926

CXA SPDR NuveenBarclays California Municipal Bond ETF 0.07 0.29 0.07 20,322 557,889 22,161 1,243 1,330 30,652 32,558 229 0.20 5,092

INY SPDR Nuveen Barclays New York Municipal Bond ETF 0.12 0.51 0.17 7,473 201,461 4,455 2,753 2,620 66,265 62,697 314 0.20 35,933

Source: ArcaVision. Data is as of the referenced date and is subject to change. Past performance is not a guarantee of future results.

State Street Global Advisors 6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/12/2016
Fixed Income — Municipal (Cont'd)														
BABS	SPDR Nuveen Barclays Build America Bond ETF	0.51	0.81	0.48	6,507	448,397	5,409	1,033	1,020	64,304	62,424	115	0.60	9,261
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.05	0.10	0.07	93,127	5,546,040	123,531	698	839	39,863	47,706	175	0.20	20,446
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.10	0.19	0.09	46,690	2,525,728	75,508	2,629	2,496	133,948	127,046	130	0.40	324,505
BWZ	SPDR Barclays Short Term International Treasury Bond ETF	0.10	0.34	0.07	24,946	778,233	49,855	2,210	2,368	67,206	70,685	228	0.40	2,840
BWX	SPDR Barclays International Treasury Bond ETF	0.06	0.11	0.04	209,946	11,437,128	438,434	3,309	3,669	175,509	189,981	168	0.40	191,929
IBND	SPDR Barclays International Corporate Bond ETF	0.07	0.21	0.08	54,736	1,783,826	53,846	1,681	1,364	52,750	42,298	297	0.50	3,873
EMCD	SPDR BofA Merrill Lynch Emerging Markets Corporate Bond ETF	0.43	1.62	0.47	2,671	80,524	2,716	2,318	2,145	61,357	57,100	101	0.60	100
EBND	SPDR Barclays Capital Emerging Markets Local Bond ETF	0.16	0.64	0.16	33,369	843,892	29,418	2,767	2,999	68,234	73,745	288	0.50	3,499
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	15,748,432	1,869,382,819	9,494,834	5,850	5,972	675,324	657,398	217	1.20	12,895,864
NANR	SPDR S&P North American Natural Resources ETF	0.06	0.23	0.08	48,257	1,256,534	599,422	3,327	4,839	84,639	119,717	360	1.80	11,122
Active — Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.05	0.21	0.05	36,681	839,338	61,130	13,948	19,291	302,253	424,402	786	0.70	2,538
INKM	SPDR SSgA Income Allocation ETF	0.06	0.20	0.06	7,317	226,137	14,300	7,266	7,644	207,735	225,498	293	0.50	3,451
GAL	SPDR SSgA Global Allocation ETF	0.10	0.33	0.09	45,223	1,442,128	72,363	9,960	16,503	310,852	534,862	281	0.50	2,551
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.28	0.53	0.27	634	42,199	1,504	1,491	1,486	78,695	84,256	97	1.50	1,056
SYG	SPDR MFS Systematic Growth Equity ETF	0.26	0.49	0.25	2,315	145,864	2,581	1,476	1,475	80,088	84,252	243	1.30	3,362
SYV	SPDR MFS Systematic Value Equity ETF	0.27	0.58	0.28	647	28,282	533	1,987	1,985	93,071	98,754	106	1.60	1,715
RORO	SPDR SSgA Risk Aware ETF	0.21	0.56	0.21	—	0	26	506	507	18,442	18,589	—	0.00	7

Source: ArcaVision. Data is as of the referenced date and is subject to change. **Past performance is not a guarantee of future results.**

The GLD prospectus is available by clicking here.

State Street Global Advisors

7

SPDR® ETF Trading Report

Consolidated Consolidated Avg. Avg. Avg. Quote Short

Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest

Spread Spread vs. 3 mo. Volume Avg. Daily(shares) vs. Quote Size(Shares) vs. Quote vs. 3 mo. Trade Volatility as of

Ticker ETF Name($)(%) trailing(shares) Volume ($) 3 mo. trailing(shares) 3 mo. trailing Size ($) trailing Size(%) 02/12/2016

Active — Fixed Income

TOTL SPDR DoubleLine Total Return Tactical ETF 0.02 0.05 0.02 371,459 18,350,561 473,974 3,386 5,970 166,016 291,933 288 0.10 293,551

SRLN SPDR Blackstone / GSO Senior Loan ETF 0.05 0.11 0.06 112,157 5,379,205 172,589 4,258 4,676 194,037 215,704 171 0.10 11,799

ULST SPDR SSgA Ultra Short Term Bond ETF 0.08 0.20 0.07 32,418 1,329,768 88,928 1,701 701 67,972 28,033 256 0.10 12,036

Source: ArcaVision. Data is as of the referenced date and is subject to change. Past performance is not a guarantee of future results.

ssga.com | spdrs.com

For investment professional use only. Not for use with the public.

State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.

Important Risk Information

ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value.

Brokerage commissions and ETF expenses will reduce returns.

While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress.

Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the SPDR Gold Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.

GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available here.

For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 T: +1 866 320 4053 spdrgoldshares.com

The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.

State Street Global Advisors and SSGA are registered trademarks of State Street Corporation.

Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street

Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.

Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street

Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors,

Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.

State Street Global Markets, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained GSO Capital Partners, Nuveen Asset Management & Massachusetts Financial Services Company & DoubleLine Capital LP as the sub-advisor. GSO Capital Partners, Nuveen Asset Management, MFS, and

DoubleLine Capital LP are not affiliated with State Street Global Markets, LLC.

Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call +1 617 664 7727 or visit spdrs.com. Read it carefully.

Not FDIC Insured • No Bank Guarantee • May Lose Value

© 2016 State Street Corporation. All Rights Reserved.

State Street Global Advisors ID6208-IBG-18659 0316 Exp. Date 04/20/2016 SPD001076

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.